Exhibit 99.1

To Our Shareholders,

As we focus our efforts into optimizing the final quarter of 2025, I want to take a moment to recognize and thank our employees for their continued dedication and commitment to delivering exceptional service to our customers. Their hard work has set us up for another strong year of performance for the Company. During the third quarter, the Company reported record revenues of $500.7 million, an increase of $21.3 million, or 4.4%, compared to the same period in 2024. Revenue growth was driven by increases in each reporting segment, with Residential/Commercial (“R/C”) up 4.9% and Utility up 4.6% year over year. Income from operations was $37.5 million, down $3.4 million, or 8.4%, from the third quarter of 2024, while net income declined to $21.6 million, a decrease of $4.4 million.
For the first nine months of 2025, the Company reported record revenues of $1.4 billion, an increase of $82.0 million, or 6.0%, compared to the same period in 2024. The R/C segment grew by $45.5 million, or 7.5%, while the Utility segment increased by $38.7 million, or 5.1% year over year. Within the R/C segment, Commercial Landscape Services and Canadian Residential delivered strong year-to-date growth of 25.4% and 9.4%, respectively. In the Utility segment, Western Utility grew by 16.6%, and Eastern Utility achieved an 8.3% increase over the prior year. This performance is especially notable given the absence of storm-related cleanup work that significantly benefited results in 2024. Overall, the Company’s results for the first nine months surpassed last year’s record-setting levels, reflecting continued strong demand for our services and positive momentum heading into the fourth quarter.
For the first nine months of 2025, income from operations totaled $85.1 million, a 3.0% decline from the prior year, while net income was $51.1 million, down 4.4% compared to the same period in 2024. Operational profitability was adversely affected by weather-related conditions in the first half of the year, which delayed many of our high-margin services. In addition, delays and changes in federal spending necessitated reallocating resources to support workforce retention. Ongoing tariff uncertainty with key suppliers and customers further contributed to volatility in equipment and material costs, making short-term recovery challenging. In many cases, cost increases and the adverse impacts on productivity caused by the uncertainties of federal polices, outpaced our ability to recover margins through pricing adjustments or operational adjustments. As we plan for 2026, our management team has a heightened focus on cost discipline, production improvements and the need to align workforce levels with market demand, all without sacrificing our mission to exceed client expectations.
During the quarter, we proudly celebrated the opening of the Davey SEED (Science, Employee Education, and Development) Campus, a transformative milestone that advances the Company’s long-term growth strategy. The SEED Campus reinforces our commitment to safety and innovation, workforce development, and operational excellence, providing a state-of-the-art environment to cultivate talent, enhance skills, and drive operational efficiencies. This achievement was made possible through the hard work of our employees and the support of our trusted business partners. It positions the Company for sustained success as we continue investing in initiatives that enhance our competitive advantage and deliver lasting value to our clients.

Our balance sheet remains strong even as we continue to advance key initiatives, including the SAP S/4HANA® transition, investments in field office facilities, and other strategic projects. Beginning in January 2026, Principal, who already manages our 401(k) plan, will serve as the Company’s Transfer Agent for our shareholders, providing them with a secure online platform to view, plan, and transact their stock holdings. Paper stock certificates will no longer be issued, with all shares, including prior certificates, being recorded electronically. This change enhances shareholder experience and establishes modern, scalable processes that support the Company’s long-term growth strategy.
Due to planned investments in long-term growth initiatives, our debt level at the end of the third quarter of 2025 increased over 2024 third quarter debt levels. A modest decline in interest rates helped keep interest expense largely unchanged at $14.4 million for the first nine months of 2025, compared to $14.6 million in the same period last year. During the quarter, we issued $100 million in long-term debt at an attractive interest rate of 5.19%, using the proceeds to pay down our credit facility. These actions strengthen liquidity, preserve financial flexibility, and position the Company to continue executing on its strategic initiatives. We appreciate the ongoing support, commitment and partnership of all our lenders.
As we approach the end of 2025, we remain focused on finishing the year strong by driving operational efficiency and maintaining disciplined cost management. Thanks to the dedication and efforts of our employees, we have built strong momentum across the business. We also extend our sincere gratitude to our shareholders for their continued confidence and support, which empowers our management team to execute on our strategic priorities and position the Company for continued success in 2026.
Best wishes to you and your families, for a safe and happy holiday season.
For additional information and news on the Company, please go to:
https://www.davey.com/shareholders

Patrick M. Covey
Chairman, President and Chief Executive Officer

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Operating Statement Data:
Revenues	$500,666	$479,440	$1,447,947	$1,365,903
Costs and expenses:
Operating	321,065	300,535	938,318	881,620
Selling	86,813	84,319	253,769	235,806
General and administrative	37,309	36,956	116,945	112,817
Depreciation and amortization	19,969	17,860	57,870	51,639
Gain on sale of assets, net	(2,008)	(1,190)	(4,023)	(3,651)
Income from operations	37,518	40,960	85,068	87,672
Interest expense	(5,066)	(5,319)	(14,428)	(14,608)
Interest income	568	970	1,876	2,494
Other, net	(2,041)	(1,111)	(3,333)	(4,644)

Income before income taxes	30,979	35,500	69,183	70,914
Income taxes	9,365	9,476	18,057	17,445
Net income	$21,614	$26,024	$51,126	$53,469

Net income per share:
Basic	$.53	$.63	$1.24	$1.27
Diluted	$.52	$.60	$1.20	$1.21

Weighted average shares outstanding:
Basic	40,569	41,629	41,216	42,209
Diluted	41,893	43,302	42,719	44,059
Dividends per share	$.025	$.025	$.075	$.075

Balance Sheet Data:	September 27, 2025	December 31, 2024
Cash and accounts receivable	$439,277	$414,548
Current:
Assets	562,648	538,953
Liabilities	382,147	322,481
Net working capital	$180,501	$216,472
Long-term debt	$329,962	$338,655
Other long-term liabilities	384,161	377,275
Total equity	391,814	369,140
Total assets	$1,488,084	$1,407,551
Common shares, net outstanding	40,062	40,474

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2024, and in our subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.